Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

BETWEEN

EXELON CORPORATION

AND
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
AS TRUSTEE

DATED AS OF APRIL 3, 2017
3.497% JUNIOR SUBORDINATED NOTES DUE 2022
(formerly designated 2.50% Junior Subordinated Notes due 2024)

i

SECOND SUPPLEMENTAL INDENTURE
THIS SECOND SUPPLEMENTAL INDENTURE, dated as of April 3, 2017 (the “Second Supplemental Indenture”), is between EXELON CORPORATION, a Pennsylvania corporation, having its principal office at 10 South Dearborn Street, Chicago, Illinois 60603 (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee of the Securities established by the First Supplemental Indenture (hereinafter defined), having a corporate trust office at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602 (herein called the “Trustee”).
WHEREAS, the Company has heretofore entered into an Indenture (For Unsecured Subordinated Debt Securities), dated as of June 17, 2014, between the Company and the Trustee (the “Base Indenture”);
WHEREAS, the Base Indenture is incorporated herein by this reference and the Base Indenture, as supplemented and amended by the First Supplemental Indenture, dated as of June 17, 2014, between the Company and the Trustee (the “First Supplemental Indenture”), as supplemented and amended by this Second Supplemental Indenture, and as may be hereafter supplemented or amended from time to time in accordance herewith and therewith, is herein referred to as the “Indenture”;
WHEREAS, under the Base Indenture, a new series of Securities may at any time be established in accordance with the provisions of the Base Indenture and the terms of such series may be described by a supplemental indenture executed by the Company and the Trustee;
WHEREAS, pursuant to the Base Indenture, as supplemented and amended by the First Supplemental Indenture, the Company created a new series of Securities designated as the 2.50% Junior Subordinated Notes due 2024 (the “Original Notes”) and appointed the Trustee as Trustee under the Base Indenture with respect to such series of Securities;
WHEREAS, a Successful Remarketing of the Original Notes has been conducted pursuant to the Remarketing Agreement (as defined herein) and the Reset Rate has been established in connection with such Successful Remarketing as 3.497% per annum;
WHEREAS, (i) Section 8.01 of the First Supplemental Indenture provides that the Company and the Trustee may enter into a supplemental indenture to the Base Indenture without the consent of the holders of the Original Notes to make any modification to the terms of the Original Notes permitted pursuant to Section 9.04 of the First Supplemental Indenture in connection with a Remarketing that is made in accordance with the terms of the Indenture and (ii) Section 1201 of the Base Indenture provides that the Company and the Trustee may make any changes permitted by a supplemental indenture without the consent of the holders of the Original Notes provided such changes only affect the tranche of securities to which such supplemental indenture applies;
WHEREAS, Section 1201 of the Base Indenture provides that the Company and the Trustee may enter into a supplemental indenture to the Base Indenture without the consent of the holders of the Original Notes to change or eliminate any provision of the Indenture or to add any new provision to the Indenture and Section 8.01 of the First Supplemental Indenture provides that the

Company and the Trustee may enter into a supplemental indenture to the Base Indenture without the consent of the holders of the Original Notes to make provision in regard to matters arising under the Base Indenture, in each case, provided, that such change, elimination, addition or provision, as applicable, shall not adversely affect the interest of the holders of Securities of any series in any material respect;
WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture, and all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms, have been performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects;
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
RELATION TO INDENTURE; ADDITIONAL DEFINITIONS
1.1    Relation to Indenture. This Second Supplemental Indenture constitutes an integral part of the Base Indenture, and supplements and amends the Base Indenture, as supplemented and amended by the First Supplemental Indenture, solely with respect to the Original Notes. To the extent of any inconsistency between this Second Supplemental Indenture and the Base Indenture or the First Supplemental Indenture, this Second Supplemental Indenture shall govern.
1.2    Additional Definitions. For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
(a)    the capitalized terms not otherwise defined herein shall have the meanings set forth in the Base Indenture as supplemented and amended by the First Supplemental Indenture, or, if not defined in the Base Indenture, as supplemented and amended by the First Supplemental Indenture, in the Purchase Contract and Pledge Agreement;
(b)    the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;
(c)    all other terms used herein which are defined in the Trust Indenture Act of 1939, as amended, whether directly or by reference therein, have the meanings assigned to them therein;
(d)    a reference to a Section or Article is to a Section or Article of this Second Supplemental Indenture unless otherwise stated;
(e)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(f)    headings are for convenience of reference only and do not affect interpretation;
“Junior Subordinated Notes” shall have the meaning specified in SECTION 2.1.
“Remarketed Notes” means, with respect to the 2017 Successful Remarketing, the $1,150,000,000 aggregate principal amount of Original Notes underlying the Pledged Applicable Ownership Interests in Notes as identified to the Remarketing Agents by the Purchase Contract Agent pursuant to the terms of the Purchase Contract and Pledge Agreement. There were no Separate Notes subject to the Remarketing.
“Remarketing Agents” means Citigroup Global Markets Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, PNC Capital Markets LLC, Loop Capital Markets LLC, Lebenthal & Co., LLC and Mischler Financial Group, Inc., the Remarketing Agents appointed by the Company, pursuant to the Remarketing Agreement.
“Remarketing Agreement” means the Remarketing Agreement, dated as of February 8, 2017, by and among the Company, the Purchase Contract Agent, as attorney-in-fact of the holders of the Purchase Contracts, the Remarketing Agents, as the reset agents and the remarketing agents, and the Quotation Agent for the remarketing of $1,150,000,000 aggregate principal amount of the Original Notes, as supplemented and amended by the Joinder thereto dated as of March 29, 2017.
“2017 Successful Remarketing” means the Successful Remarketing conducted by the Remarketing Agents pursuant to the Remarketing Agreement, with a Remarketing Settlement Date of even date herewith.
The terms “Company,” “Trustee,” “Base Indenture,” “First Supplemental Indenture,” and “Indenture” shall have the respective meanings set forth in the recitals to this Second Supplemental Indenture.
ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE ORIGINAL NOTES
2.1    Designation and Principal Amount. The Original Notes are hereby re-designated as a series of Securities to be known as the 3.497% Junior Subordinated Notes due 2022 (the “Junior Subordinated Notes”), with such series limited in principal amount to $1,150,000,000; provided, however, that the Company, without notice to or consent of the Holders of the Junior Subordinated Notes, may issue additional Junior Subordinated Notes and thereby increase such principal amount in the future, on the same terms and conditions (except for issue date, public offering price and, if applicable, the date from which interest accrues and the first Interest Payment Date) and with the same CUSIP number as the Junior Subordinated Notes. The Junior Subordinated Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Securities pursuant to Section 303 of the Base Indenture. All references to the Original Notes in the First Supplemental Indenture, the form of Original Note attached as Exhibit A thereto and each outstanding Original Note, including, without limitation, the reference to the Original Notes in Section 2.07 of the First Supplemental Indenture as such Section 2.07 is amended hereby, shall be deemed to be references to the Junior Subordinated Notes following the re-designation effected by this Second Supplemental Indenture.
2.2    Modified Terms. The parties hereto acknowledge that as a result of the 2017 Successful Remarketing, the terms of the Junior Subordinated Notes are, effective as of the date hereof, the modified terms pursuant to Section 9.04 of the First Supplemental Indenture and that the Reset Rate is 3.497%. Unless a Redemption occurs prior to the Maturity Date (as defined below), the Junior Subordinated Notes will mature on June 1, 2022 (the “Maturity Date”). Interest on the Junior Subordinated Notes will be payable semi-annually in arrears on June 1 and December 1. The first interest payment following this remarketing will be made on June 1, 2017 and will include interest accrued (i) at an annual rate of 2.50% from, and including, March 1, 2017 to, but excluding, April 3, 2017 and (ii) at an annual rate of 3.497% from, and including, April 3, 2017 to, but excluding, June 1, 2017. On and after April 3, 2017, the Junior Subordinated Notes will bear interest at 3.497% per year to, but excluding, the Maturity Date.
2.3    Amendment of the First Supplemental Indenture.
(i)    Section 2.07 of the First Supplemental Indenture is hereby amended by deleting the introductory phrase “Prior to the Purchase Contract Settlement Date.” As so amended, Section 2.07 shall state: “The provisions of Section 701 of the Base Indenture shall not apply to the Notes.” The corresponding statement on the Reverse of Note included in the Form of Original Note attached to the First Supplemental Indenture as Exhibit A and in each outstanding Original Note is also so amended hereby.
(ii)    Section 3.01 of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following:
“Section 3.01    Optional Redemption by Company.
On and after May 1, 2022, the Notes may be redeemed, at the Company’s option, in whole or in part, at any time or from time to time, at a price per Note equal to the Redemption Price, payable on the date of Redemption (such date, the “Redemption Date”).
At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company will have delivered to the Trustee at least 18 days prior to the Redemption Date (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03 hereof.
Any Redemption or notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness or other transaction or event. Notice of any redemption in respect thereof may be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied.

If such Redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such Redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.
If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for Redemption on a pro rata basis (or as nearly as practicable) if the Notes are represented by physical certificates or by lot or such other similar method in accordance with the procedures of the Depository if the Notes are presented by global certificates.”
(iii)    Section 3.03 of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following:
“Section 3.03    Notice of Redemption. Notice of any Redemption pursuant to this Article III will be mailed or electronically delivered not less than 15 days and not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of the Depository and such notice of Redemption shall at least specify, subject to any other requirements in Article Four of the Base Indenture:
(a)    the Redemption Date;
(b)    the Redemption Price;
(c)    that, on the Redemption Date, the Redemption Price shall become due and payable upon each of the Notes to be redeemed and that such Notes shall cease to accrue interest on and after the Redemption Date, unless there is a default in payment of the Redemption Price; and
(d)     if such Redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such Redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.”
(iv)    Section 3.04 of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following:
“Section 3.04    Amendments to Article Four of Base Indenture. Solely for purposes of the Notes, “45 days” in Section 402 of the Base Indenture shall be amended to state “15 days.””

(v)    Section 8.01(i) of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following:
“to amend the Notes, the Base Indenture (insofar as it relates to the Notes) and the Indenture to conform the provisions thereof or hereof to the descriptions thereof or hereof contained in the preliminary prospectus supplement dated March 29, 2017 for the Junior Subordinated Notes, as supplemented by any free writing prospectus used in connection with the offering of the Junior Subordinated Notes, under the section entitled “Description of the Junior Subordinated Notes,” and the preliminary prospectus supplement dated June 10, 2014 for the Equity Units, as supplemented by any free writing prospectus used in connection with the offering of the Equity Units, under the sections entitled “Description of the Equity Units,” “Description of the Purchase Contracts,” “Certain Provisions of the Purchase Contract and Pledge Agreement” and “Description of the Junior Subordinated Notes.””
ARTICLE III
FORM OF JUNIOR SUBORDINATED NOTE
3.1    Form of Junior Subordinated Note. The Junior Subordinated Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form attached to the First Supplemental Indenture as Exhibit A except that designation of the Securities set forth on such form may, but need not, be revised to refer to the new designation and modified terms of the Junior Subordinated Notes provided for in SECTIONS 2.1, 2.2 and 2.3, respectively, hereof and the Reverse of Note may, but need not, be revised to delete the phrase “Prior to the Purchase Contract Settlement Date” preceding the statement that “the provisions of Section 701 of the Base Indenture shall not apply to the Notes.” For the avoidance of doubt, it shall not be necessary for previously issued and authenticated Securities to be replaced as a result of the re-designation of the Original Notes and the amendments provided for in SECTION 2.3 hereof, but such revisions shall in all events be applicable to such previously issued and authenticated Securities.
ARTICLE IV
MISCELLANEOUS
4.1    Ratification of Indenture; Second Supplemental Indenture Controls. The Base Indenture, as supplemented and (solely for purposes of the Original Notes) amended by the First Supplemental Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture, as supplemented and amended by the First Supplemental Indenture, in the manner and to the extent herein and therein provided. The provisions of this Second Supplemental Indenture shall supersede the provisions of the Base Indenture, as supplemented and amended by the First Supplemental Indenture, to the extent the Base Indenture, as supplemented and amended by the First Supplemental Indenture, is inconsistent herewith.
4.2    Recitals. The recitals herein contained are made by the Company only and not by the Trustee, and the Trustee does not assume any responsibility for the correctness thereof. The Trustee does not make any representation as to the validity or sufficiency of this Second

Supplemental Indenture. All of the provisions contained in the Base Indenture, as supplemented and amended by the First Supplemental Indenture, in respect of the rights, powers, privileges, protections, duties and immunities of the Trustee shall be applicable in respect of the Junior Subordinated Notes and of this Second Supplemental Indenture (to the extent relating to the Junior Subordinated Notes) as fully and with like effect as if set forth herein in full.
4.3    Governing Law. This Second Supplemental Indenture and each Junior Subordinated Note shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said State, without regard to the conflicts of law principles thereof.
4.4    Separability. In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Junior Subordinated Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture or of the Junior Subordinated Notes, but this Second Supplemental Indenture and the Junior Subordinated Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
4.5    Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

EXELON CORPORATION

By:	/s/ Francis O. Idehen
Name: Francis O. Idehen
Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ R. Tarnas
Name: R. Tarnas
Title: Vice President